Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. NAMES SUSAN P. MCGALLA

AS CHIEF EXECUTIVE OFFICER

FOOTHILL RANCH, CA, January 11, 2011 — The Wet Seal, Inc. (Nasdaq: WTSLA) (“the Company”), a leading specialty retailer to young women, announced today it has entered into an employment contract with Susan P. McGalla to serve as its new chief executive officer through August 8, 2014. Ms. McGalla will assume her position as chief executive officer on January 18, 2011. Mr. Ed Thomas will remain as interim chief executive officer until January 18, 2011, and thereafter will remain employed by the Company until February 8, 2011, to assist with transition.

Until the relocation of her family residence to Southern California, which will occur by August 8, 2011, Ms. McGalla will be based in Pittsburgh, Pennsylvania.

Ms. McGalla will be appointed as a member of the Company’s board of directors upon the commencement of her employment as chief executive officer.

Ms. McGalla joins the Company after her 14-year tenure with American Eagle Outfitters, Inc. She most recently served as its president and chief merchandising officer, leading a portfolio of four brands reaching customers ranging across the children’s, teen and young contemporary demographic spaces. Ms. McGalla served in key roles throughout American Eagle Outfitters’ high-growth era, a period during which that company grew to nearly 1,100 stores and $3.0 billion in annual revenue.

Ms. McGalla stated, “I am very excited to assume the CEO helm at Wet Seal. The Company has tremendous growth potential, and the financial strength to execute its growth and other business strategies. I look forward to partnering with management and the board of directors to build upon the success of this well recognized juniors and young contemporary retail franchise.”

A committee of the Company’s board of directors oversaw the search for a new CEO. The committee was comprised of Hal Kahn, the Company’s chairman and a former chairman and chief executive officer of Macy’s East, a division of Macy’s, and Henry Winterstern, chairman of the compensation committee of the Company’s board of directors.

Mr. Kahn commented, “The committee conducted an extensive search over the past several months to ensure we identified a CEO for our company who can opportunistically navigate these challenging times and position Wet Seal for future success, and we believe Susan is such a leader. Susan brings proven specialty retail merchandising and corporate leadership talent to our company, having led all creative functions, in addition to new brand development, at American Eagle Outfitters during a sustained period of growth in sales productivity, store base and market capitalization. Susan complements an already strong executive team at Wet Seal that will drive further growth and improvement of our two operating divisions.”

Mr. Kahn concluded, “I would again like to thank Ed Thomas for his years of service with Wet Seal and his efforts ensuring the smooth transition of the CEO role.”

The Company will disclose the details of Ms. McGalla’s employment agreement in a Form 8-K filing.

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of January 1, 2011, the Company operated a total of 536 stores in 47 states, the District of Columbia and Puerto Rico, including 452 Wet Seal stores and 84 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.